EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NANTUCKET ACQUISITION LLC

AND

NORTHBRIDGE COMMUNITIES, LLC

ARTICLE 1:	DEFINITIONS	1

1.1.	Definitions	1

ARTICLE 2:	CONSIDERATION, DEPOSIT AND ESCROW PROVISIONS	1

2.1.	Purchase Price	1

2.2.	Deposit; Escrow Agent	1

2.3.	Escrow Provisions	2

2.4.	Payment of Monies	2

ARTICLE 3:	ACCESS; INSPECTIONS	2

3.1.	Seller’s Delivery of Specified Documents	2

3.2.	Access and Inspection Rights	2

3.3.	Title and Survey Review	3

3.4.	Condition of Property; AS-IS SALE	3

ARTICLE 4:	OPERATIONS; RISK OF LOSS; LICENSING	4

4.1.	Ongoing Operations	4

4.2.	Damage	6

4.3.	Condemnation	7

4.4.	Operations Transfer Agreement	7

ARTICLE 5:	CLOSING	7

5.1.	Closing	7

5.2.	Conditions to the Parties’ Obligations to Close	8

5.3.	Failure of Condition	9

5.4.	Seller’s Deliveries	10

5.5.	Buyer’s Deliveries	11

5.6.	Possession	12

ARTICLE 6:	PRORATIONS; COSTS; ADJUSTMENTS	12

6.1.	Prorations	12

6.2.	Sales, Transfer, and Documentary Taxes; Closing Costs	12

6.3.	Brokerage Commissions	13

6.4.	Post-Closing Corrections	13

6.5.	No Other Obligations	13

ARTICLE 7:	REPRESENTATIONS AND WARRANTIES	13

7.1.	Seller’s Representations and Warranties	13

7.2.	Buyer’s Representations and Warranties	16

7.3.	Indemnity	18

7.4.	Survival of Representations, Warranties and Indemnity; Holdback Deposit	19

ARTICLE 8:	DEFAULT AND REMEDIES	20

8.1.	Buyer’s Remedies	20

8.2.	Seller’s Remedies	20

8.3.	Other Expenses	20

ARTICLE 9:	NON SOLICITATION; NON COMPETE	20

9.1.	Non-Solicitation	20

9.2.	Non-Compete	20

9.3.	Enforcement	21

ARTICLE 10:	MISCELLANEOUS	21

10.1.	Parties Bound	21

10.2.	Headings	21

10.3.	Invalidity and Waiver	21

10.4.	Governing Law	22

10.5.	Survival	22

10.6.	No Third Party Beneficiary	22

10.7.	Entirety and Amendments	22

10.8.	Time	22

10.9.	Confidentiality	22

10.10.	Enforcement Expenses	22

10.11.	Notices	22

10.12.	Construction	23

10.13.	Calculation of Time Periods	23

10.14.	Execution in Counterparts	23

10.15.	Further Assurances	23

10.16.	Waiver of Jury Trial	23

10.17.	Bulk Sales	23

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of __________, 2012, by and between NANTUCKET ACQUISITION LLC, a Delaware limited liability company authorized to transact business in Massachusetts under the name "Nantucket Senior Housing Acquisition” (“Seller”), and NORTHBRIDGE COMMUNITIES, LLC, a Massachusetts limited liability company (“Buyer”).

RECITALS

A.           Seller owns the Property which includes the Senior Housing Facility described on Exhibit B attached hereto; and

B.           Seller desires to sell and Buyer desires to purchase the Property upon and subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property upon and subject to the following terms and conditions:

ARTICLE 1: DEFINITIONS

1.1.         Definitions. Initially capitalized terms which are used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto and incorporated herein by this reference.

ARTICLE 2: CONSIDERATION, DEPOSIT AND ESCROW PROVISIONS

2.1.         Purchase Price. The Purchase Price, subject to the prorations and adjustments set forth herein, shall be paid as follows:

(a)          Buyer shall pay a deposit to Escrow Agent in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (such amount, together with any Additional Deposit paid under Article 5 hereof, collectively, the “Deposit”) on or before the date which is two (2) business days after the execution and delivery of this Agreement by both Seller and Buyer; and

(b)          The balance of the Purchase Price shall be paid in cash at the time of Closing.

The Deposit shall be applied to the Purchase Price at Closing, notwithstanding any provision hereof as to the non-refundability of the Deposit or any portion thereof.

2.2.         Deposit; Escrow Agent.

(a)          Upon receipt from Buyer of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account or money market fund mutually acceptable to Seller and Buyer. Escrow Agent shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement. If the Closing occurs, any interest on the Deposit shall be credited to Buyer and applied to the Purchase Price. If the Closing does not occur, any interest earned on the Deposit shall follow the Deposit.

(b)          The parties hereto do hereby certify that they are aware that the Federal Deposit Insurance Corporation (“FDIC”) coverages may apply only to a cumulative maximum amount of $250,000 for each individual deposit for all of depositor’s accounts at the same or related institution. The parties hereto further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance. Further the parties hereto understand that Escrow Agent assumes no responsibility for, nor will the parties hereto hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor’s accounts to exceed $250,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation or that FDIC insurance is not available on certain types of bank instruments.

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2.3.          Escrow Provisions. Escrow Agent agrees to hold, keep and deliver the Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder other than its customary one-time escrow fee. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrow Agent from either Buyer or Seller (the “Notifying Party”) of any notice or request (an “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the “Notified Party”). If within five (5) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate. Seller and Buyer, jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys' fees, that said Escrow Agent may incur in compliance with and in good faith in accordance with the terms of this Agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

2.4.          Payment of Monies. Any monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer or certified or cashier’s check.

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ARTICLE 3: ACCESS; INSPECTIONS

3.1.          Seller’s Delivery of Specified Documents. On or before the date hereof, Seller has delivered to Buyer true, correct and complete originals or copies of each item described in Exhibit C attached hereto (the "Seller Deliverables") in Seller's possession or control.

3.2.          Access and Inspection Rights. Buyer and its agents, employees and representatives, contractors and consultants shall at any time, and from time to time, between the Effective Date and the Closing Date, have reasonable access during normal business hours to the Facility and all books and records for the Facility that are in Seller’s or the Existing Manager’s possession or control for the purpose of conducting surveys, inspections, tests and studies, including, without limitation, engineering, geotechnical and environmental inspections and tests; provided, however, that Buyer will work directly with the Existing Manager to conduct any and all investigations necessary of all books and records for the Facility that are in the possession or control of the Existing Manager. In the course of its investigation of the Property, Buyer may make inquiries to third parties, including, without limitation, lenders, contractors, Existing Manager (including, without limitation, employees thereof), parties to any service contracts affecting the Facility, and municipal, local and other government officials and representatives. Seller shall cooperate with Buyer's due diligence during normal business hours so long as Buyer gives at least forty-eight (48) hours' notice to Seller and the Existing Manager, conducts such due diligence during normal business hours and is not disruptive to the operation of the business at the Facility or the quiet enjoyment thereof by its residents, and shall be paid for by Buyer as and when due. Buyer shall indemnify, defend, protect and hold Seller harmless from any and all claims, liabilities, losses, expenses (including reasonable attorneys' fees), damages, including those for injury to person or to the Property, arising out of or relating to Buyer's due diligence activities (except for any pre-existing conditions). If Buyer is not satisfied in its sole discretion with any of survey, inspection, test or study or with any other matter concerning the Property, then Buyer may terminate this Agreement by written notice given to Seller on before the date of expiration of the Due Diligence Period, whereupon the Deposit plus accrued interest shall be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Agreement, except those that survive the termination of this Agreement as expressly stated herein. If the written notice of termination is not given to Seller and the Escrow Holder prior to the expiration of the Due Diligence Period, then (a) any due diligence contingency, and any and all objections with respect to the review and inspection of the Property, shall be deemed to have been waived by Buyer for all purposes hereof; provided, however, that Buyer's closing contingencies set forth in Section 5.2(a) below shall remain; and (b) the Deposit shall be nonrefundable to Buyer except in the event of the failure of any of Buyer's closing contingencies set forth in Section 5.2(a) below, or a breach of this Agreement by Seller. If this Agreement is terminated pursuant to this Section 3.2, the cost for cancellation of Escrow and all title company costs shall be borne by Buyer

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3.3.         Title and Survey Review.

(a)          Buyer shall have the right to obtain a title commitment for owner's title insurance policy (the "Title Commitment") and survey of the Real Property (the "Survey"). No later than ten (10) business days prior to the expiration of the Due Diligence Period, Buyer shall give notice to Seller of any objection to any exception or other matter shown in the Title Commitment or Survey on or before the date of expiration of the Due Diligence Period. Within five (5) business days of Seller's receipt of Buyer's notice of objection(s), Seller shall notify Buyer in writing of Seller's election to either (i) remove such exceptions (in which case Buyer's objections shall be deemed waived), or (ii) terminate this Agreement. Seller's failure to make an election shall be deemed an election to terminate. Without limiting the foregoing, Seller shall be obligated to fully discharge on or before Closing all mortgages, security interests and other monetary liens and encumbrances of a definite and ascertainable amount (each a "Monetary Lien"). In the event that any additional title exceptions are discovered after the reports are issued, then if Buyer is not willing to accept such exceptions as-is, then Seller shall elect in writing to either eliminate such exceptions (in which case this Agreement shall remain in effect) or terminate this Agreement (in which case the Deposit shall be returned to Buyer). If Buyer fails to give written notice to Seller of any objection to title or survey within the Due Diligence Period, then Buyer shall be deemed to have approved the state of title and survey as of the date of such title and survey reports are issued, except for Monetary Liens.

(b)          If Seller fails to cure an objection to title or survey in the manner set forth above, then Buyer may elect, on or prior to the Closing Date, to (i) terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Buyer and no party shall have any further obligations hereunder, except as specifically set forth herein, or (ii) accept the Property subject to such objections and proceed to Closing, with the further right to deduct from the Purchase Price amounts secured by any Monetary Lien which Seller has failed to remove as provided herein. If Buyer makes no such election, then Buyer shall be deemed to have elected to waive its right to terminate this Agreement as provided above in this Section 3.3(b).

3.4.         Condition of Property; AS-IS SALE. BUYER ACKNOWLEDGES AND REPRESENTS THAT THEY HAVE CONDUCTED OR WILL CONDUCT THEIR OWN INSPECTION AND INVESTIGATION OF THE PROPERTY, AND OF PUBLIC RECORDS PERTAINING TO SELLER AND THE FACILITY AND AGREES TO ACCEPT AT CLOSING, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 7.1, THE PROPERTY IN ITS "AS IS, WHERE IS" CONDITION AS OF THE EFFECTIVE DATE, AND "WITH ALL FAULTS"; AND FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT MAKE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED WITH RESPECT TO THE PROPERTY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (A) THE COMPLIANCE OF THE PROPERTY, INCLUDING ITS USE OR OPERATION, WITH THE AMERICANS WITH DISABILITIES ACT, ANY OTHER DISCRIMINATION LAW, OR ANY FEDERAL, STATE OR LOCAL LAW, RULE OR REGULATION RELATING TO THE LICENSING AND CERTIFICATION OF THE PROPERTY AS A SENIOR HOUSING FACILITY OR PARTICIPATION IN THE MEDICARE AND MEDICAID PROGRAMS, (B) THE ASSIGNMENT OR TRANSFERABILITY OF ANY OF THE GOVERNMENTAL LICENSES, CERTIFICATES OR PERMITS TO OPERATE THE PROPERTY AS A SENIOR HOUSING FACILITY, AND (C) THE EFFECT ON THE PROPERTY, CONDITION OF THE PROPERTY (FINANCIAL OR OTHERWISE), OR THE RESULTS OF ANY ENACTED, PUBLISHED OR REPORTED LAWS, RULES, REGULATIONS OR JUDICIAL OR ADMINISTRATIVE DECISIONS OR ACTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL AGENCY HAVING REGULATORY OR OTHER AUTHORITY (WHETHER HAVING RETROACTIVE OR PROSPECTIVE EFFECT) RESPECTING MATTERS OF LICENSURE, SURVEY, OR REIMBURSEMENT. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING.

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ARTICLE 4: OPERATIONS; RISK OF LOSS; LICENSING

4.1.         Ongoing Operations. From the Effective Date through the Closing Date:

(a)          Operation of Property; Construction. Seller shall continue to own the Property and shall not terminate the Existing Management Agreement with the Existing Manager; provided, however, that the parties hereto acknowledge that they might enter into future discussions relating to the replacement of the Existing Manager with an Affiliate of Buyer, but any definitive arrangement relating thereto will be subject to the mutual written agreement of the parties. Seller shall not make (or suffer or permit to be made) any renovations, alterations, or capital expenditures to the Facility or any portion thereof costing more than $10,000, individually or in the aggregate, or enter into any contracts or agreements (whether binding or not) regarding any such renovations, alterations, or capital expenditures. Seller will perform all of the obligations of Seller under the Ground Lease and the Existing Management Agreement.

(b)          Ground Lease. Seller shall comply in all material respects with the terms and conditions of the Ground Lease and shall not do or permit anything to be done, the doing of which, or refrain from doing anything, the omission of which, will be grounds for declaring a default or forfeiture of the Ground Lease. Seller shall not modify, cancel, change, waive, supplement, alter or amend the Ground Lease in any respect.

(c)          Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell all or any part of the Property or any direct or indirect interest therein, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property or any direct or indirect interest therein, or enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of the Property or any direct or indirect interest therein, except as provided in Section 4.1(a) above.

(d)          Removal and Replacement of Tangible Personal Property; Transfer or Conveyance of Other Property. Seller will not remove or suffer or permit to be removed on Seller's behalf any Personal Property from the Facility except as may be required for necessary repair or replacement in the ordinary course of business. Without limiting the foregoing, all repairs and replacements shall be of equivalent quality and quantity as existed as of the time of removal of the applicable Personal Property. Except as permitted by the preceding sentence, Seller shall not make (or suffer or permit to be made on Seller's behalf) any transfers or conveyances of the Property.

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(e)          Maintenance of Insurance. Seller shall carry commercial general liability insurance in the amounts it currently holds and property damage insurance for the full replacement value of the Improvements through the Closing Date. Seller shall not allow any breach, default, termination or cancellation of any such insurance policies or agreements to occur or exist prior to Closing.

(f)          Incurrence of Indebtedness. Seller shall not incur any indebtedness or other liabilities other than in the ordinary course of business and consistent with past practices or enter into any contracts or agreements (whether binding or not) regarding the incurrence of any such indebtedness or other liabilities.

(g)          Approvals. Seller shall work diligently and cooperate with Buyer to obtain all waivers, consents, approvals and authorizations required in connection with the transactions contemplated hereunder, including without limitation those required with respect to the Ground Lease and all licenses and approvals required by governmental agencies charged with regulating or licensing senior housing facilities.

(h)          Agreements to Effect Prohibited Actions. Seller will not enter into any contracts or agreements (whether binding or not) regarding any of the matters prohibited by paragraphs above.

4.2.         Damage. Risk of loss with respect to the Real Property up to and including the Closing Date shall be borne by Seller.  Seller shall promptly give Buyer written notice of any damage to the Facility, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any material damage (described below) to or destruction of the Facility or any portion thereof, Buyer may, at its option, by notice to Seller given within ten (10) business days after Seller has provided the above described notice to Buyer together with all relevant information concerning the nature and extent of such damage (and if necessary the Closing Date shall be extended to give Buyer the full ten (10) business day period to make such election): (i) terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Buyer and no party shall have any further obligations hereunder, except as expressly set forth herein, or (ii) proceed under this Agreement as to all of the Property, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair. If Buyer fails to timely make such election, Buyer shall be deemed to have elected to proceed under clause (ii) above. If the Facility is not materially damaged, then (A) Buyer shall not have the right to terminate this Agreement, (B) Seller shall, to the extent requested and directed by Buyer, repair the damage before the Closing in a manner reasonably satisfactory to Buyer utilizing any available insurance proceeds, and (C) at Closing, Buyer shall receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction. To the extent Seller has incurred reasonable costs in effecting the repairs requested and directed in writing by Buyer (which costs have not been assumed by Buyer), Seller shall be paid a portion of such insurance proceeds in an amount equal to such costs. “Material damage” and “materially damaged” means, with respect to the Facility, damage (x) which, in Buyer’s reasonable estimation, exceeds $150,000 to repair, or (y) which, in Buyer’s reasonable estimation, will take longer than ninety (90) days to repair or restore.

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4.3.          Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Real Property or any portion thereof, Buyer may, at its option, by notice to Seller given within ten (10) business days after Seller provides written notice to Buyer of such proceedings together with all relevant information concerning such proceedings (and if necessary the Closing Date shall be extended to give Buyer the full ten (10) business day period to make such election): (i) terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Buyer and no party shall have any further obligations thereunder, except as expressly set forth herein, or (ii) proceed under this Agreement as to all of the Property, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer fails to timely make such election, Buyer shall be deemed to have elected to proceed under clause (ii) above.

4.4.          Operations Transfer Agreement. Seller shall use commercially reasonable efforts to cause the Operations Transfer Agreement (in the form approved as of the date hereof by Buyer) to be executed (with all schedules and exhibits thereto completed) by the parties thereto (other than Buyer, who agrees to execute the Operations Transfer Agreement promptly following its execution by the other parties thereto). The execution and delivery of the Operations Transfer Agreement by the other parties thereto shall be a condition precedent to Buyer’s obligation to close on its purchase of the Property.

ARTICLE 5: CLOSING

5.1.          Closing. The consummation of the transactions contemplated herein (the “Closing”) shall occur on the date that is the forty-fifth (45th) day after the Town Lease Amendment Approval Date. The date of Closing shall be referred to herein as the “Closing Date.” Closing shall be effectuated through an escrow with the Escrow Agent. Buyer and Seller shall execute such supplemental escrow instructions as may be reasonably requested by either party or Escrow Agent to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement. Buyer shall have the right to accelerate the Closing Date to such earlier date as may be selected by Buyer on ten (10) days’ written notice to Seller. In addition, Buyer shall have the right to extend the Closing Date for up to thirty (30) days if necessary in connection with financing of the acquisition of the Property (it being acknowledged and agreed that Buyer does not have any contingency for financing). Within two (2) business days of Buyer's exercise of its extension option, Buyer shall deposit an additional sum of Fifty Thousand Dollars ($50,000) ("Additional Deposit") with Title Company, which Additional Deposit shall be non-refundable except in the event that the Closing does not occur due to Seller's default or the failure of one or more of Buyer's closing conditions set forth in Section 5.2(a) below, in which case the Additional Deposit and Deposit plus interest accrued thereon shall be returned to Buyer

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5.2.         Conditions to the Parties’ Obligations to Close.

(a)          Conditions to Buyer’s Obligation to Close. As a condition to Buyer’s obligation to close with respect to the Property on the Closing Date:

(i)          All instruments and other documents required to be delivered by Seller and described in Section 5.5 have been delivered to the Escrow Agent.

(ii)         The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(iii)        There shall be no default with respect to any material obligation of Seller hereunder which Seller has not cured within thirty (30) days after written notice from Buyer.

(iv)        There shall be no notice issued after the Effective Date of any violation or alleged violation of any law, rule, regulation or code, including, without limitation, any building code, with respect to the Facility, which has not been corrected to the satisfaction of the issuer of the notice.

(v)         There shall be no material default on the part of Seller or any other party under any agreement to be assigned to, or obligation to be assumed by, Buyer under this Agreement, including, without limitation the Ground Lease.

(vi)        All licenses, consents, approvals or other authorizations from third parties or governmental authorities required in connection with the transactions contemplated hereunder, including, without limitation, all consents and approvals of the ground lessor under the Ground Lease and all licenses and approvals by agencies charged with regulating or licensing Senior Housing Facilities, shall have been obtained by, and issued in the name of, Buyer or its property manager or designee.

(vii)       There shall have been no material adverse change in the business, properties, operations or condition (financial, physical, title, licensing, environmental or otherwise) of Seller or the Facility since the Effective Date.

(viii)      As of the Closing Date, the number of residents in the Facility (based upon the number of beds in the Facility) who receive any assistance under any government assistance program shall not be more than the number of such residents for the Facility set forth in the Rent Roll attached hereto, and the number of beds or units in the Facility which are subject to affordability or income-based restrictions shall not be more than the number of such beds or units for the Facility as required by the Ground Lease.

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(ix)         No proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications (or any building, environmental or code requirements applicable to) in a manner that would adversely affect the Property.

(x)          Seller shall have obtained payoff letters good through the Closing Date from all holders of mortgages or other indebtedness encumbering the Property stating the amount required to pay off such debt as of the Closing Date. Such letters shall be referred to as the “Payoff Letters.”

(xi)         The representations and warranties of the parties to the Operations Transfer Agreement (other than Buyer) shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(xii)        There shall be no default with respect to any material obligation of any party to the Operations Transfer Agreement (other than Buyer) which such party has not cured within thirty (30) days after written notice from Buyer.

(b)          Conditions to Seller’s Obligation to Close. As a condition to Seller’s obligation to close with respect to the Property on the Closing Date:

(i)          All funds, instruments and other documents required to be delivered by Buyer and described in Section 5.5 have been delivered to the Escrow Agent.

(ii)         The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(iii)        There shall be no default with respect to any material obligation of Buyer hereunder which Buyer has not cured within thirty (30) days after written notice from Seller.

5.3.         Failure of Condition. Provided that a party is not in default of any material obligation of such party, if any condition to such party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date, then such party may, in its sole discretion, elect, by notice given to the other party on or before the Closing Date, to: (i) terminate this Agreement, in which event the Deposit and all interest earned thereon shall be paid to the party whose condition was not met and no party shall have any further obligation hereunder, except as expressly set forth herein; (ii) extend the time available for the satisfaction of such condition by up to a total of thirty (30) days; or (iii) close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (ii) above.

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5.4.         Seller’s Deliveries. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent or outside of escrow to Buyer the following, each duly executed and, where appropriate, in recordable form and notarized:

(a)          Assignment of Ground Lease. An assignment of the Ground Lease in the form of Exhibit D attached hereto (the “Ground Lease Assignment”), executed and acknowledged by Seller, vesting in Buyer good, indefeasible and marketable title to the Ground Lease, subject only to the Permitted Exceptions;

(b)          Bill of Sale and Assignment Agreement. A bill of sale and assignment agreement in the form of Exhibit E attached hereto (the “Bill of Sale”), executed and acknowledged by Seller, vesting in Buyer good title to the Personal Property described therein free of any claims, except for the Permitted Personal Property Liens;

(c)          Payoff Letters. The Payoff Letters;

(d)          Notice to Residents. A notice to each resident in form as reasonably requested by Buyer;

(e)          State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(f)          FIRPTA. An affidavit of Seller substantially in the form of Exhibit F attached hereto. If Seller fail to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Buyer may proceed in accordance with the withholding provisions imposed by Section 1445 of the Internal Revenue Code of 1986, as amended;

(g)          Certificates of Title. Certificates of title (if applicable) and leases (if applicable) for each Vehicle.

(h)          Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company and Buyer;

(i)          Title Documents. Affidavits required by the Title Company sufficient to have the general exceptions deleted together with such other documents and instruments required by the Title Company in order to issue the Title Policy;

(j)          Due Diligence Materials. To the extent not previously delivered to Buyer, true, correct and complete originals, or copies, if originals are not available, of each Seller Deliverable.

(k)          Closing Certificate. A certificate, signed by Seller, certifying to Buyer that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as if made on and as of the Closing Date and that all covenants required to be performed by Seller prior to the Closing Date have been performed in all material respects;

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(l)          Settlement Statement. A settlement statement, duly executed by Seller;

(m)          Permits and Approvals. All licenses, permits and approvals in Seller’s possession related to the construction, development ownership, operation and use of the Property, including without limitation, certificate(s) of occupancy and all licenses required to operate the Facility as a Senior Housing Facility;

(n)          Plans and Specifications. All material plans and specifications relating to the Property in Seller’s possession and control or otherwise reasonably available to Seller;

(o)          Ground Lease Matters. (i) A consent executed and acknowledged by the ground lessor under the Ground Lease, in form and substance reasonably acceptable to Buyer, evidencing the consent of the ground lessor to the Ground Lease Assignment, (ii) an estoppel certificate executed and acknowledged by the ground lessor as to such matters relating to the Ground Lease as reasonably requested by Buyer and its lender, and (iii) an amendment to the Ground Lease executed and acknowledged by the ground lessor, in the form of Exhibit G attached hereto;

(p)          Other Deliveries. Such other documents, certificates and instruments as are reasonably necessary in order to effectuate the transaction described herein, including, without limitation, gap indemnity agreements, transfer tax declarations, broker lien waivers and any documents or representations necessary to comply with any applicable environmental transfer disclosure laws and any other Closing deliveries required to be made by or on behalf of Seller.

5.5.         Buyer’s Deliveries. On or before the Closing Date, Buyer shall deposit the balance of the Purchase Price, plus or minus applicable prorations and adjustments as set forth herein, in immediately available, same-day federal funds wired for credit into the Escrow Agent’s escrow account. In addition, except as specified below, on or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent or outside of escrow to Seller the following, each duly executed and, where appropriate, in recordable form and notarized:

(a)          Bill of Sale. The Bill of Sale, executed by Buyer;

(b)          Authority. Evidence of the existence, organization and authority of Buyer and of the authority of the persons executing documents on behalf of Buyer reasonably satisfactory to the Title Company and Seller;

(c)          Assignment of Residency Agreements. The Assignment of Residency Agreements, executed by Buyer;

(d)          State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(e)          Settlement Statement. A settlement statement, duly executed by Buyer;

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(f)          Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein and any other Closing deliveries required to be made by or on behalf of Buyer.

5.6.         Possession. Seller shall deliver possession of the Property to Buyer at the Closing, subject only to the Permitted Exceptions.

ARTICLE 6: PRORATIONS; COSTS; ADJUSTMENTS

6.1.         Prorations. Not less than three (3) business days prior to Closing, Seller shall provide to Buyer such information and verification reasonably necessary to support the prorations under this Article 6. The items in this Section 6.1 shall be pro rated between Seller and Buyer as of the close of business on the day immediately preceding the applicable Closing Date, the Closing Date being a day of income and expense to Buyer. Credits to Buyer shall be credited against the Purchase Price to be paid hereunder and, if such amount is exhausted, shall be paid in cash by Seller to Buyer at the Closing. Post-closing re-prorations and adjustments shall be paid in cash. Subject to the foregoing and for the other provisions of this Article 6, the following items shall be pro rated and adjusted at Closing:

(a)          Taxes and Assessments. Buyer shall receive a credit for any accrued but unpaid real estate taxes, personal property taxes, special assessments and betterments (“Taxes”) (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date, whether or not such Taxes are not yet due and payable, and Seller shall receive a credit for any Taxes applicable to any period after the Closing Date paid in advance by Seller. If the amount of any such Taxes have not been determined as of the Closing Date, then such credit shall be based on the most recent ascertainable taxes. Such undetermined Taxes shall be reprorated upon issuance of the final tax bill. Notwithstanding the foregoing, (i) Buyer shall receive from Seller a credit for any special assessments and betterments which are levied or charged against the Property or the Real Property with respect to any infrastructure improvements specifically made to serve the Facility, whether or not then due and payable, and (ii) any other special assessments and betterments shall be prorated only for the year of Closing.

(b)          Ground Rent. Buyer shall receive from Seller a credit for any rent and other charges under the Ground Lease accrued or payable on or before Closing that applies to any period prior to Closing but is unpaid as of Closing.

6.2.         Sales, Transfer, and Documentary Taxes; Closing Costs.

(a)          Seller shall pay all sales, gross receipts, conveyancing, stamp, excise, documentary, transfer, deed or similar taxes or fees imposed in connection with this transaction under applicable state, county or local law. Seller and Buyer shall execute any applicable city, county and state transfer tax or other declarations.

(b)          Buyer shall pay: (i) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, (ii) the costs associated with Buyer’s due diligence activities, (iii) the cost of the Title Policy and Survey. Seller shall pay (x) one-half of the Escrow Agent’s escrow fee, closing charges and any cancellation fee, and (y) all recording fees or other charges incurred in connection with clearing title, including without limitation any prepayment or release fees. Each party shall be responsible for its own attorney’s and other professional fees.

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6.3.         Brokerage Commissions. Seller and Buyer each represents and warrants to the other that it has not dealt with any real estate broker, sales person or finder in connection with this transaction other than Cushman & Wakefield, Inc. (“Broker”). Seller shall be responsible for any fee or commission due to Broker pursuant to a separate agreement between Seller and Broker. Buyer shall indemnify, defend and hold harmless Seller from and against any claim to a broker’s or finder’s fee or commission by any party other than Broker based upon any actual or alleged statement, representation or agreement of Buyer. Seller shall indemnify, defend and hold harmless Seller from and against any claim to a broker’s or finder’s fee or commission made by Broker or by any other party based upon any actual or alleged statement, representation or agreement of Seller.

6.4.         Post-Closing Corrections. Notwithstanding any provision hereof to the contrary, within sixty (60) days after Closing, the parties shall complete a good faith reconciliation of all closing costs, prorations and adjustments under this Article 6 and shall make any payments due to the other party pursuant thereto.

6.5.         No Other Obligations. No other expense related to the ownership or operation of the Property prior to the Closing Date shall be charged to or paid or assumed by Buyer under this Agreement, other than those obligations expressly assumed by Buyer in writing.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1.         Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer as follows as of the date hereof (which representations, warranties shall also be true on the Closing Date as if made on the Closing Date):

(a)          Organization and Authority of Seller. Seller has been duly organized, is validly existing, and is in good standing as a limited liability company in the State of Delaware. Seller is in good standing and is qualified to do business in the Commonwealth of Massachusetts under the name "Nantucket Senior Housing Acquisition”. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with its terms subject to applicable bankruptcy and insolvency laws and laws affecting creditor’s rights generally.

(b)          Pending Actions or Proceedings. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Facility. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Facility. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

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(c)          Conflicts; Filings. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any law to which Seller is subject, or any provision of its operating agreement or certificate of formation; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject other than the notices and consents which constitute conditions precedent under this Agreement. Except for such notices and consents which constitute conditions precedent under this Agreement, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(d)          Title. Seller has good, clear record and marketable title to the Property, free and clear of all liens, encumbrances and restrictions, other than the matters described in Exhibit H attached hereto.

(e)          Ground Lease. The Ground Lease has not been modified, altered or terminated. No default or event of default now exists, or, but for the passage of time, will exist, under the Ground Lease.

(f)          Operating Statements. The operating statements of Seller and Existing Manager with respect to the Facility for the fiscal year ended December 31, 2011 and the year-to-date interim operating statements for the period through August 31, 2012, delivered to Buyer pursuant to this Agreement show all items of income and expense incurred in connection with the ownership, operation, and management of the Property for the periods indicated and are true, correct, and complete in all material respects. No material adverse change has occurred from the respective dates of such operating statements to the date hereof.

(g)          Permits, Legal Compliance, and Notice of Defects. Seller has all licenses, permits and certificates necessary to be held by Seller for the ownership of the Property, including, without limitation, all certificates of occupancy necessary for the occupancy of the Property (the "Permits"). All of the Permits are in full force and effect, and Seller has not taken or failed to take any action that would result in their revocation, suspension or limitation, nor received any written notice of an intention to revoke, suspend or limit any of them. Neither the Property nor the use thereof violates any Permit, governmental law or regulation or any covenants or restrictions encumbering the Property. Seller has not received any written notice from any insurance company or underwriter, or is otherwise aware, of any defects that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums. Seller has not received notice from any governmental authority or other person of, nor has any knowledge of, any violation of zoning, building, fire, health, environmental, or other statutes, ordinances, regulations or orders (including, without limitation, those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent in regard to the Property or any part thereof which have not been corrected to the satisfaction of the issuer.

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(h)          Environmental. Seller has no knowledge of any violation of any Environmental Law related to the Real Property or the presence or release of any Hazardous Materials on or from the Real Property except as disclosed in the environmental reports listed in Exhibit I attached hereto (the "Environmental Reports"). Except for de minimis amounts of Hazardous Materials used, stored and disposed of in accordance with Environmental Laws, and used in connection with the ordinary maintenance and operation of the Property, Seller has no knowledge of any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) manufactured, introduced, released or discharged from or onto the Property and Seller has no knowledge of the generation, treatment, storage, handling or disposal of any Hazardous Materials at the Property. Except as set forth in the Environmental Reports, there are no underground storage tanks located on the Real Property. Seller is not aware of any environmental assessments or studies which exist with respect to the Real Property except for the Environmental Reports.

(i)          Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(j)          PATRIOT Act. Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Buyer for its review and inspection during normal business hours and upon reasonable prior notice. Neither Seller nor any beneficial owner of Seller:

(i)          is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)         is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)        is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

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Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Buyer in writing, and in such event, Buyer shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Buyer.

(k)          Utilities. Public utility services (including, without limitation, all applicable electric lines, sewer and water lines, gas, cable, television and telephone lines) are available to service the Property at the property line without the need for any non public utility easements over land of others, and, to Seller’s knowledge, said public utility services are adequate to service the requirements of the Property and its tenants and occupants as presently operated, and, to Seller’s knowledge, all payments currently due for the same have been made, and, to Seller’s knowledge, all necessary easements, permits, licenses and agreements in respect of any of the foregoing exist and are in full force and effect and are installed and operating and all installation and connection charges have been paid for in full. Neither Seller, nor to Seller’s knowledge, any prior owner of the Property has received notice of any fact or condition existing and would or could result in the termination or reduction of the current access from the Property to existing roads and highways, or to sewer or other utility services available to the Property.

(l)          Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Residency Agreements, there are no contracts or agreements of any kind relating to the Property to which Seller is a party and which would be binding on Buyer after Closing. Seller has delivered to Buyer all written materials in Seller’s possession or control which contain information or disclose facts or conditions that would have a material adverse impact on the use, operation or marketability of the Property. The originals and copies of Seller Deliverables delivered to Buyer pursuant to Section 3.1 hereof are true, correct and complete originals or copies of the respective documents, instruments, agreements or other items, and Seller is not aware of any material inaccuracy or omission in the information in Seller Deliverables.

(m)          Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

As used in this Agreement, the "knowledge" of Seller means the actual knowledge of Kent Eikanas, and shall not include any imputed or constructive knowledge, or any implied duty to investigate or verify any matters represented to herein.

7.2.         Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller as follows as of the date hereof (which representations, warranties shall also be true on the Closing Date as if made as of the date thereof):

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(a)          Organization and Authority. Buyer has been duly organized and is validly existing as a Massachusetts limited liability company. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b)          Pending Action. There is no agreement to which Buyer is a party or to Buyer's knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer's knowledge, threatened against Buyer which challenges or impairs Buyer's ability to execute or perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(c)          Bankruptcy Matters. Buyer has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(d)          Conflicts; Filings. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any law to which Buyer is subject, or any provision of its operating agreement or certificate of formation; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(e)          PATRIOT Act. Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Orders. Further, Buyer covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice. Neither Buyer nor any beneficial owner of Buyer:

(i)          is listed on the Lists;

(ii)         is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

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(iii)        is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(f)          Buyer hereby covenants and agrees that if Buyer obtains knowledge that Buyer or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Buyer immediately upon delivery of written notice thereof to Buyer.

7.3.         Indemnity.

(a)          Seller hereby agrees to indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage, including, without limitation, attorneys' fees and costs (collectively, "Claims") arising out of (i) any breach of any representation or warranty of Seller set forth herein; (ii) any act or omission of Seller or any of its agents, employees or contractors; (iii) the ownership of the Property accruing prior to the Closing Date, including, without limitation, any Claims made under or relating to the Ground Lease; (iv) any breach by Seller, Principal or any of their respective Affiliates of the covenants set forth in Section 9.1 and Section 9.2 hereof; (v) any breach of any representation or warranty of any party to the Operations Transfer Agreement (other than Buyer); and (vi) any default with respect to any material obligation of any party to the Operations Transfer Agreement (other than Buyer) which such party has not cured within thirty (30) days after written notice from Buyer. Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any Claims arising under the foregoing subsections (v) and (vi), Buyer hereby agrees that (i) Buyer will first pursue its remedies and indemnification rights under the Operations Transfer Agreement prior to any indemnification rights it is entitled to under this Agreement, and (ii) the aggregate liability of Seller shall not exceed the Holdback Deposit set forth in Section 7.4(c) below.

(b)          Buyer hereby agrees to indemnify, defend and hold Seller harmless from any Claim arising out of (i) any breach of any of representation or warranty of Buyer set forth herein, (ii) any act or omission of Buyer, its agents, employees or contractors, or (iii) the ownership or operation of the Property accruing on or after the Closing Date, including, without limitation, any Claims made by or relating to any employee accruing on or after the Closing Date.

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(c)          The following provisions govern all actions for indemnity under this Section 7.3 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof. After such notice, the indemnitor shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnitor and the indemnitee and the indemnitee has been advised in writing by counsel that there exists a bona fide and recognized ethical conflict which would require that such counsel obtain a waiver or similar consent from each of the indemnitor and the indemnitee to undertake such joint defense, in which event the indemnitor shall be entitled, at the indemnitor’s cost, risk and expense, to separate counsel of its own choosing only if it reasonably determines in good faith that such waiver or consent cannot be given, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnitee, such consent not to be unreasonably withheld. If the indemnitor fails to assume the defense of such claim within thirty (30) calendar days after receipt of the claim notice, the indemnitee against which such claim has been asserted will (upon delivering notice to such effect to the indemnitor) have the right to undertake, at the indemnitor’s sole cost and expense (to be reimbursed as accrued), the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnitor. In the event the indemnitee assumes the defense of the claim, the indemnitee will keep the indemnitor reasonably informed of the progress of any such defense, compromise or settlement. The indemnitor shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.3 subject to the written consent of the indemnitor and for any final judgment (subject to any right of appeal), and the indemnitor agrees to indemnify and hold harmless an indemnitee from and against any losses by reason of such settlement or judgment; provided, however, that if an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity.

7.4.         Survival of Representations, Warranties and Indemnity; Holdback Deposit.

(a)          The representations and warranties set forth in this Article 7 are made as of the Effective Date, and each party shall be deemed to have remade all of their respective representations and warranties as of the Closing Date. No representations or warranties shall be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months.

(b)          The indemnity obligations of the parties under Section 7.3 shall survive the Closing for a period of six (6) months.

(c)          At the Closing Seller shall deposit with Escrow Agent the sum of $100,000 (the “Holdback Deposit”) to serve as a source of payment of any Claims that may become due or owing from Seller under Section 7.3(a) above. Upon receipt of the Holdback Deposit, Escrow Agent shall invest the Holdback Deposit in an interest-bearing account or money market fund mutually acceptable to Seller and Buyer. Escrow Agent shall agree to hold and dispose of the Holdback Deposit in accordance with the terms and provisions of Section 2.3 hereof and this Section 7.4. Any interest earned on the Holdback Deposit shall follow the Holdback Deposit. In the event of any Claim, Buyer shall be entitled to make an Escrow Demand for the payment of such Claim under Section 2.3 above. Any insufficiency in the amount of the Holdback Deposit shall not limit or release Seller’s obligations under Section 7.3(a) above. Subject to the other terms in this Section 7.5 or Section 2.3 above, and if not sooner exhausted through the payment of Escrow Demands, the escrow of the Holdback Deposit shall terminate six (6) months after the Closing Date, whereupon Escrow Agent shall pay and distribute the then available amount of the Holdback Deposit to Seller, unless any Escrow Demands are then unresolved or pending, in which case an amount equal to the aggregate dollar amount of such Escrow Demands shall be retained by Escrow Agent and the balance (if any) paid to Seller. Any amount so retained by Escrow Agent shall continue to be held by Escrow Agent until the dispute between the parties has been resolved pursuant to either clause (a) or (b) of Section 2.3 above.

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ARTICLE 8: DEFAULT AND REMEDIES

8.1.          Buyer’s Remedies. If this transaction fails to close as a result of any default on the part of Seller which has not been cured by the earlier of the thirtieth (30th) day after written notice thereof from Buyer or the Closing Date, then Buyer shall be entitled to such remedies for breach of contract as may be available at law and in equity, including, without limitation, immediate refund of the Deposit and all interest earned thereon and the remedy of specific performance.

8.2.          Seller’s Remedies. If this transaction fails to close as a result of any default on the part of Buyer which has not been cured within thirty (30) days after written notice thereof from Seller, then Seller’s sole remedy shall be to terminate this Agreement and receive the Deposit, as liquidated damages, as Seller’s sole and exclusive remedy at law or in equity (Seller waiving all other rights or remedies in the event of such default by Buyer and the parties hereby acknowledging that Seller’s actual damages in the event of a default by Buyer under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages).

8.3.          Other Expenses. If this Agreement is terminated due to the default of any party, then the defaulting party shall pay any fees due to the Escrow Agent.

ARTICLE 9: NON SOLICITATION; NON COMPETE

9.1.          Non-Solicitation. In consideration of the premises contained herein, the consideration to be received hereunder and in consideration of and as an inducement to Buyer to consummate the transactions contemplated hereby, Seller hereby agrees that until the first (1st) anniversary of the Closing Date, Seller shall not and shall not suffer or permit any of its Affiliates to, directly or indirectly (i) solicit or attempt to induce any employee of Buyer or any Affiliate of Buyer to terminate his or her employment with Buyer or any Affiliate of Buyer; or (ii) hire or attempt to hire any employee of Buyer or any Affiliate of Buyer except on an unsolicited basis at the request of such employee.

9.2.          Non-Compete. In consideration of the premises contained herein, the consideration to be received hereunder and in consideration of and as an inducement to Buyer to consummate the transactions contemplated hereby, Seller hereby agrees that, if the Closing hereunder occurs, Seller shall not, and shall not suffer or permit the Principal to, develop, construct, own, lease, acquire, manage, operate or otherwise directly or indirectly participate in any Competing Project prior to the first (1st) anniversary of the Closing Date.

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9.3.          Enforcement. Seller acknowledges and recognizes the highly competitive nature of the senior housing industry. Seller has carefully considered the nature and extent of the restrictions set forth herein and acknowledges that the same are reasonable with respect to scope, duration and territory. It is the desire and intent of the parties that the provisions of this Article 9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Article 9 shall be adjudicated to be invalid or unenforceable, such provision without any action by any party shall be deemed amended to delete therefrom or to modify the provisions thereof so as to restrict (including, without limitation, a reduction in duration, geographical area or prohibited business activity) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. The parties hereto recognize and acknowledge that a breach by Seller of this Article 9 will cause irreparable and material loss and damage to Buyer as to which Buyer will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach in addition to, and without limiting, any other remedies that the Buyer may have at law or in equity.

ARTICLE 10: MISCELLANEOUS

10.1.          Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign its rights and obligations under this Agreement without Seller's consent, but with prior written notice to Seller, to any entity which is owned by or under common control with Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devises of the parties.

10.2.          Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3.          Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

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10.4.          Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

10.5.          Survival. The provisions of this Agreement that contemplate performance after the Closing including, without limitation, Section 5.7, Article 6, Article 7 and Article 9, the obligations of the parties not fully performed at the Closing, and all indemnities set forth in this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing, subject to the provisions of Section 7.4 hereof.

10.6.          No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.7.          Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.8.          Time. Time is of the essence in the performance of this Agreement.

10.9.          Confidentiality. Neither party shall make any public announcement or other disclosure of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written consent of the other party; provided, however, that each party may make disclosure of this Agreement to its lenders, creditors, officers, employees, representatives, investors, consultants and agents as necessary or appropriate to consummate the transactions contemplated herein.

10.10.         Enforcement Expenses. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith.

10.11.         Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit J. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered on the date of deposit with such courier, (ii) sent by certified or regular U.S. mail, postage prepaid, in which case notice shall be deemed delivered on the date of deposit with the U.S. Postal Service, (iii) sent by email or facsimile, in which case notice shall be deemed delivered upon transmission thereof so long as a copy thereof is also sent by overnight delivery using a nationally recognized overnight courier by depositing such copy on such date of delivery by email or facsimile with such courier, or (iv) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed to another address in the United States by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller.

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10.12.         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed at the Closing and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement, the documents to be delivered at Closing or any exhibits or amendments thereto.

10.13.         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of such period is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the Commonwealth of Massachusetts, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, nor legal holiday.

10.14.         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10.15.         Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

10.16.         Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17.         Bulk Sales. If any applicable provisions of law require that any state or local taxation authorities be notified of the transactions contemplated herein, or if clearance is required of such authorities, each in order to permit the transfer of the Real Property as contemplated herein without liability to Buyer for any state or local taxes required to be paid or collected by Seller prior to the Closing Date, it shall be a condition precedent to the obligations of Buyer hereunder that all such notification and clearance requirements shall have complied with and the Buyer shall have received the requisite clearances and releases from further liability. Seller shall, within ten (10) days after the Effective Date make all filings necessary to obtain such clearances, and shall contemporaneously provide Buyer with copies of all such filings.

[Remainder of this page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

SELLER:
NANTUCKET ACQUISITION LLC, a Delaware limited liability company

Dated:	By:
Name:
Title:

BUYER:

NORTHBRIDGE COMMUNITIES, LLC, a Massachusetts limited liability company

Dated:	By:
Name:
Title:

24

JOINDER

Commonwealth Land Title Insurance Company hereby joins this Agreement for the sole purpose of agreeing to be bound by the provisions of Sections 2.2 and 2.3 hereof.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

JOINDER

Kent Eikanas, as owner of beneficial interests in Seller (“Principal”), hereby acknowledges and agrees that he will derive substantial benefits from the consummation of the transactions herein described. Accordingly, Principal hereby agrees to comply with the covenants and requirements of Article 9 of the Agreement as though each reference therein to “Seller” were instead a reference to “Principal.” The provisions of this Joinder shall survive Closing.

Executed under seal as of the date first above written.

PRINCIPAL:

Name: Kent Eikanas

List of Exhibits

Exhibit	Description

A	Definitions

B	Property Information

C	Seller Deliverables

D	Form of Ground Lease Assignment

E	Form of Bill of Sale and General Assignment

F	Form of FIRPTA Affidavit

G	Form of Ground Lease Amendment

H	Title Matters

I	Environmental Reports

J	Notice Addresses

K	Description of Land

Exhibit A

Definitions

"Affiliate" shall mean (i) as to Seller: Principal, any entity that directly or indirectly controls, is controlled by, or is under common control with Seller or Principal, or any entity at least a ten percent (10%) of whose economic interest is owned, directly or indirectly, by Seller or Principal; and (ii) as to Buyer: James C. Coughlin, Wendy A. Nowokunski, any entity that directly or indirectly controls, is controlled by, or is under common control with Buyer, James C. Coughlin, or Wendy A. Nowokunski, or any entity at least a ten percent (10%) of whose economic interest is owned, directly or indirectly, by Buyer, James C. Coughlin, or Wendy A. Nowokunski; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

"Competing Project" shall mean, as to the Facility, any Senior Housing Facility located within the town of Nantucket, Massachusetts.

"Due Diligence Period" shall mean the period beginning on the Effective Date and ending at 11:59 p.m. on the thirtieth (30th) day following the Effective Date; provided, however that if Buyer does not receive the Operations Transfer Agreement (with all schedules and exhibits thereto completed) executed and delivered by the other parties thereto on or before the fifteenth (15th) day following the Effective Date, then the last day of the Due Diligence Period shall be extended on a day-for-day basis for each day beyond said fifteenth (15th) day until Buyer receives the Operations Transfer Agreement (with all schedules and exhibits thereto completed) executed and delivered by the other parties thereto.

"Effective Date" shall mean the date that this Agreement has been executed and delivered by all parties hereto.

"Environmental Laws" shall mean all applicable federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment, together with their implementing regulations, ordinances and guidelines, including without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act.

"Escrow Agent" shall mean Commonwealth Land Title Insurance Company (Boston Office).

"Existing Management Agreement" shall mean the Pre-Acquisition Services and Management Agreement dated November 2, 2009, by and between Seller’s tenant, Sherburne Commons Residences, LLC dba Sherburne Commons, a Massachusetts limited liability company and Existing Manager with respect to the Facility, as amended.

"Existing Manager" shall mean Riverwood Retirement Management, Incorporated, a Florida corporation.

"Facility" shall mean the Senior Housing Facility operated by Existing Manager set forth on Exhibit B attached hereto.

Exhibit A-1

"Ground Lease" shall mean that certain Second Amended and Restated Ground Lease dated as of December 9, 2009, by and among Seller, as lessee, Town of Nantucket, Massachusetts, as lessor, and Sherburne Commons, Inc., a notice of lease of which is recorded in Book 1213 at Page 226 of the Nantucket Registry of Deeds.

"Hazardous Materials" shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any applicable federal, state or local law.

"Improvements" shall mean all buildings, improvements, fixtures, structures, parking areas and landscaping located on or appurtenant to the Land, including, but not limited to, the Facility and the buildings currently used for employee housing on the easterly portion of the Land along South Shore Road.

"Intangible Property" shall mean all right, title and interest of Seller in and to all intangible personal property owned by Seller and now or hereafter used in connection with the ownership of the Facility, including, without limitation, any and all of the following: trade names and trademarks associated with the Facility, including, without limitation, the name "Sherburne Commons" and the trade names set forth on Exhibit B attached hereto; web sites, domain names, and web addresses; the plans and specifications for the Improvements, including as-built plans; warranties, guarantees, indemnities and claims against third parties benefiting Seller; contract rights related to the ownership of the Facility; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); and insurance proceeds and condemnation awards to the extent provided in Sections 4.2 or 4.3 of this Agreement.

"Land" shall mean all of the land described in and subject to the Ground Lease and all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such land, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such land.

"Lease" shall mean and refer to any lease, license or other agreement other than residency agreements, pursuant to which any person or entity has the right to occupy or use the Real Property or any portion thereof.

"Operations Transfer Agreement" shall mean that certain Operations Transfer Agreement dated on or after the date hereof, by and among Buyer, the Existing Manager, and Sherburne Commons Residences, LLC.

"Permitted Exceptions" shall mean: (i) title and survey exceptions approved by Buyer pursuant to Section 3.3 of this Agreement; (ii) provisions of existing building and zoning laws; (iii) any liens for municipal betterments assessed after the date of this Agreement; (iv) existing rights and obligations in party walls which are not the subject of written agreement; (v) such taxes for the then current year as are not due and payable on the Closing Date; and (vi) parties in possession of individual senior housing units as residents only.

Exhibit A-2

"Permitted Personal Property Liens" shall mean, for the Property (i) leases, license rights or restrictions incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto; (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under self-insurance arrangements; (iii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (iv) purchase money security interest in respect of new equipment in an aggregate amount not in excess of $50,000 at any time, provided Buyer shall receive a credit against the Purchase Price in an amount equal to any such purchase money indebtedness.

"Personal Property" shall mean all Tangible Personal Property and Intangible Personal Property.

"Principal" shall mean Kent Eikanas.

"Property" shall mean the Real Property and the Personal Property.

"Purchase Price" shall mean, subject to adjustments and prorations as set forth herein, the sum of Four Million and 00/100 Dollars ($4,000,000.00).

"Real Property" shall mean (i) all right, title and interest of Seller, as lessee, in and to the leasehold estate created pursuant to the Ground Lease and (ii) the Improvements.

"Rents" shall mean all rental income from the Real Property, including without limitation, base rent and additional rent or fees paid by residents pursuant to the Residency Agreements.

"Residency Agreements" shall mean all residency agreements or other occupancy agreements between Seller or its agents and any other person or entity with respect to the Facility.

"Senior Housing Facility" shall mean a facility which provides any one or more of the following types of senior housing: independent living for seniors, assisted living for seniors or Alzheimer's/memory care for seniors.

"Tangible Personal Property" shall mean all right, title and interest of Seller in and to all tangible personal property now or hereafter used in connection with the use, operation, maintenance or management of the Real Property, including, without limitation, all tools, equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies.

"Title Company" shall mean Commonwealth Land Title Insurance Company (Boston office).

“Town Lease Amendment Approval Date” shall mean the date that the Town of Nantucket has informed the parties hereto in writing that it has approved the form of the ground lease amendment required under Section 5.4 hereof and has authorized the execution and delivery thereof (subject only to such reasonable and customary contingencies that Seller and Buyer deem to be capable of satisfaction within the succeeding 30-day period) and the expiration of all appeal periods that may be applicable with respect to such actions of the Town of Nantucket.

Exhibit A-3

Exhibit B

Property Information

Facility/Address	Tradename	Units
Sherburne Commons, 40 Sherburne Commons, Nantucket, MA	Sherburne Commons	60 Units in total: 38 Independent Living Units; 14 Assisted Living Units; and 8 Alzheimer’s /Memory Care Units

Exhibit B-1

Exhibit C

Seller Deliverables

1.	All title insurance policies or other evidence of title, together with copies of all encumbrances, easements and restrictions and other matters referenced therein or otherwise affecting the property.

2.	Current ALTA survey.

3.	Copies of real estate tax bills and other municipal, county, state or other assessments for current and up to two prior years.

4.	Evidence of connection and operating of all gas, water, electric, sewer and other utility services (may be shown of survey). Copies of utility invoices for prior twelve months.

5.	All building and occupancy permits and licenses and all other governmental permits, licenses and approvals and notices of violation. This should include zoning opinions and other evidence of compliance with zoning (use, building dimensions, parking, loading and access), variances, special permits, site plan approvals, subdivision, building code, wetlands, curb cuts, historic regulations, environmental and similar land use laws and regulations as well as operational licenses for the facility.

6.	All plans and specifications prepared in connection with the property including as-built plans, site plans, floor plans and model unit plans.

7.	The Ground Lease.

8.	All leases, license agreements or similar agreements for use and occupancy allowing any lessees or third parties to use or occupy any portion of the property, together with all amendments, notices, estoppel certificates or agreements or documentation regarding security deposits.

9.	All environmental reports on the property, including Phase I reports, Phase II reports; repairs re: air quality, asbestos, lead; all logs of borings and testing wells and test results on the property. Any notices, citations or correspondence to or from the DEP, DEQE, local, state or national agencies; all environmental opinions on the property.

10.	Roof study and any other engineering or structural studies performed on the property over the past five (5) years.

11.	Any existing geotechnical, engineering, ADA or other reports or documentation regarding the status of the land and structures and the mechanical, electrical, utility and other building systems.

12.	A list of all personal property and equipment used in the operation and management of the property and included in the sale, including all on site vehicles.

Exhibit C-1

13.	All management contracts or other service agreements regarding maintenance or operation of the property. Agreements to include: elevator maintenance, landscaping, snow removal, fire alarm systems, and all other service agreements or contracts related to the property.

14.	Copies of all warranties of guarantees for HVAC, roof, elevators and equipment.

15.	Aerial photographs (if available).

16.	List of all outstanding litigation.

Financial Due Diligence

17.	Current Rent Roll, including prepaid rent and security/last month’s rent deposits.

18.	Current listing of ancillary revenue utilization and charges by unit/resident.

19.	Lease expiration report.

20.	Current year capital budget.

21.	Capital expenditure recap for last two years.

22.	Current operating budgets broken down by month, including detailed staffing schedules.

23.	Current month and prior 12 months detailed internal operating statements.

24.	Staffing patterns by month for past two years including hours by position, wages by position and wage totals.

Operations Due Diligence

25.	Standard form and all residency agreements including any modifications, addendum’s attachments and Resident Handbooks or House Rules.

26.	Incident reports for the prior one year.

27.	Outline of existing benefits for all associates (including health, vacation, 401k etc.).

28.	Current site organizational chart and job descriptions.

29.	Property Bonus Program.

30.	Prior two years inspection reports and correspondence from licensing agencies; including department of health, state licensing/certification and all other regulatory agencies.

31.	All service agreements related to the operations, including but not limited to pharmacy, beauty shop, transfer, and medical services.

Exhibit C-2

Information Systems

32.	An inventory of computers, hardware, software applications per community and home office.

33.	Outline payroll process to include pay periods, process, vendors, inventory of time clocks, etc.

Marketing & Sales

34.	All marketing materials including collaterals, schedule of fees, current and past one-year ads, brochures, newsletters, direct mailings and disclosure statements.

35.	Financial and medical criteria for move-in.

36.	24-month occupancy trend on a monthly basis or from opening to the present, itemized by unit type (i.e. IL, AL).

37.	Market feasibility studies; demographics, target markets, etc.

38.	One complete collateral kit per project.

39.	New resident move in packet; lease, forms, handbooks, etc.

Insurance Due Diligence

40.	General and Professional Liability Long Term Care Applications for various insurers, completed for each location.

41.	Statement of property values by location.

42.	Construction, protection and exposure information by property.

43.	Vehicle schedule.

44.	Driver schedule.

45.	Workers Compensation remuneration, by location, by classification.

46.	Copy of the most recent Workers Compensation experience modification and accompanying worksheets.

47.	Detailed descriptions of all open and closed claims over $25,000 in the last five years (minimum).

48.	Most recent State Surveys including re-visits and compliance letters.

49.	Admission Material and Agreements.

50.	Copy of all Licenses.

51.	Contracts with Vendors.

52.	Copy of Safety Program.

Exhibit C-3

Exhibit D

GROUND LEASE ASSIGNMENT

ASSIGNMENT OF GROUND LEASE

THIS ASSIGNMENT OF GROUND LEASE (this “Assignment”) is made as of ____________, 20___ (“Effective Date”) by and among THE TOWN OF NANTUCKET, MASSACHUSETTS, acting by and through its Board of Selection (“Landlord”), NANTUCKET ACQUISITION, LLC, a Delaware limited liability company (“Assignor”), and ______________________________ (“Assignee”), with reference to the following facts:

RECITALS

A.           By Second Amended and Restated Ground Lease dated as of December 9, 2009, as amended to date (the “Lease”), Landlord leased to Assignor certain property located at 21 South Shore Road, Nantucket, Massachusetts as such property is further described therein (the “Property”).

B.           Assignor has entered into a purchase and sale agreement (the “Purchase Agreement”) to sell the Property to Assignee.

C.           Pursuant to the Purchase Agreement, Assignor is obligated to assign to Assignee all of Assignor’s right, title and interest in and to the Lease.

D.           Assignor and Assignee desire to enter into this Assignment to set forth their respective rights and obligations with respect to the Lease.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Incorporation of Recitals. The Recitals are incorporated herein by this reference as though fully set forth.

2.          Definitions. Except as otherwise expressly provided in this Assignment to the contrary, any capitalized words shall have the meaning ascribed to them in the Lease.

Exhibit D-1

3.          Assignment of Lease. Assignor hereby grants, sells, bargains, conveys, transfers and assigns to Assignee all of Assignor’s right, title and interest in the Lease.

4.          Assumption of Lease. Assignee hereby accepts the sale, bargain, conveyance, transfer and assignment by Assignor to Assignee, its successors and assigns, of all of Assignor’s right, title and interest in the Lease and hereby assumes all of Assignor’s obligations and liabilities under the Lease arising on or after the Effective Date (the “Assumed Obligations”), notwithstanding the later execution and delivery of this Agreement.

5.          Consent. Landlord hereby consents to the assignment made herein from Assignor to Assignee and confirms that it has waived its right of first refusal relating thereto contained in the Lease and that no assignment or transfer fee is due and payable to Landlord under Section 12 of the Lease on account of such transfer.

6.          Indemnity. Assignee shall indemnify, protect, defend and hold harmless Assignor from and against any and all Assumed Obligations from and after the Effective Date. Assignors shall indemnify, protect, defend and hold Assignee harmless from and against any and all liabilities and obligations under the Lease arising and accruing prior to the Effective Date.

7.          Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest and assigns.

8.          Counterparts. This Assignment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which when assembled together shall constitute one (1) and the same instrument.

Exhibit D-2

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:		ASSIGNEE:

NANTUCKET ACQUISITION, LLC, a Delaware limited liability company		_____________________________, a ________________________

By:	Cornerstone Ventures, Inc., a California corporation, its ______________	By:
Name:

By:
Name:
LANDLORD:
TOWN OF NANTUCKET
By its Board of Selectmen

Exhibit D-3

Exhibit E

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is made as of the ___ day of ______________, 20___ (the “Transfer Date”), by and between ____________________, a _________________ (“Assignor”), and ____________________, a _________________ (“Assignee”).

A.           Assignor and certain affiliates thereof, as seller, and Northbridge Communities, LLC (“Northbridge”), as buyer, entered into that certain Purchase and Sale Agreement dated as of ___________, 20___ (the “Purchase Agreement”) in connection with, inter alia, that certain senior housing facility commonly known as ____________, located in ________________ (the “Facility”).

B.           Northbridge’s rights under the Purchase Agreement with respect to the Facility have been assigned to Assignee pursuant to an assignment agreement by and between Northbridge and Assignee of even date herewith.

C.           Pursuant to the Purchase Agreement, Assignor has agreed to assign, transfer and convey all of its rights, title and interest in, to and under the Personal Property with respect to the Facility to Assignee.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Personal Property. Assignor hereby sells, assigns, transfers and conveys unto Assignee all of Assignor’s rights, title and interest in, to and under all Personal Property, including, without limitation, (i) all trade names and trademarks associated with the Facility, including, without limitation, the name "Sherburne Commons" and the trade names set forth in Exhibit B to the Purchase Agreement, and (ii) all vehicles and equipment listed on Exhibit A attached hereto, subject only to the Permitted Personal Property Liens, as is, where is and without warranty, express or implied, of merchantability or fitness for a particular purpose, except as set forth in the Purchase Agreement, TO HAVE AND TO HOLD all of said Personal Property unto Assignee, its successors and assigns, to its own use forever.

2.          Indemnity by Assignor. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and expenses, accruing prior to the Transfer Date relating to the Personal Property.

3.          Indemnity of Assignee. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and expenses, accruing on or after the Transfer Date relating to the Personal Property.

Exhibit E-1

4.          Prevailing Party. In the event of any legal or equitable proceeding to enforce any of the terms or conditions of this Assignment, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Assignment, the prevailing party in such proceeding shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense paid or incurred in good faith.

5.          Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Assignment to physically form one document.

6.          Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

Exhibit E-2

IN WITNESS WHEREOF, the parties have executed this Assignment as of the __________ day of __________, 20___.

ASSIGNOR:

___________________________, a
___________________________

By: _______________________, a _______________________

By:	___________________________
Name:
Title:

ASSIGNEE:

____________________________, a _________________ limited liability company

By:	___________________________
Name:
Title:

Exhibit E-3

Exhibit F

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the Transferee (hereinafter defined) that withholding of tax is not required upon the disposition of a United States real property interest by _________________________________, a __________ (the “Transferor”) to ___________________________________, a ___________ (the “Transferee”), the undersigned, being first duly sworn upon oath, does hereby depose and say, and does hereby certify the following on behalf of the Transferor:

1.          The undersigned is the ____________________ of the Transferor and is familiar with the business of the Transferor;

2.          The Transferor is not a foreign person; that is, the Transferor is not a nonresident alien, a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

3.          The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of ____________;

4.          The Transferor’s United States employer identification number is __________;

5.          The Transferor’s office address and principal place of business is ___________________; and

6.          This certificate and affidavit is made to induce the Transferee to consummate the transactions contemplated by the Transferor and Transferee.

The Transferor understands that this affidavit and certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this affidavit and certificate, and to the best of the undersigned’s knowledge and belief, it is true, correct and complete. The undersigned further declares that he has authority to sign this affidavit and certificate on behalf of the Transferor.

Exhibit F-1

This affidavit and certificate is executed and delivered as of the ___ day of _______________, 20___.

,
a

By:
Name:
Title:

STATE OF ____________ )

                              ) SS.

COUNTY OF                     )

I, _____________________, a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________ personally known to me to be the __________________ of _______________________________________, a _________, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such _____________, he/she signed and delivered the said instrument, pursuant to authority, given by the Board of Directors of said corporation as his/her free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes herein set forth.

GIVEN under my hand and official seal this _____ day of ___________, 20__.

Notary Public

My Commission Expires:__________

Exhibit F-2

Exhibit G

Form of Ground Lease Amendment

AMENDMENT TO SECOND AMENDED AND RESTATED GROUND LEASE

This AMENDMENT TO SECOND AMENDED AND RESTATED GROUND LEASE (this “Amendment”) is dated as of ___________, 2012 and is made by and between THE TOWN OF NANTUCKET, MASSACHUSETTS, acting by and through its Board of Selection (the “Landlord”) and NANTUCKET ACQUISITION, LLC, a Delaware limited liability company (“Ground Tenant”).

RECITALS

A.           WHEREAS, by Second Amended and Restated Ground Lease dated as of December 9, 2009 (the “Lease”), Landlord leased to Ground Tenant certain property located at 21 South Shore Road, Nantucket, Massachusetts as such property is further described therein (the “Property”).

B.           WHEREAS, Ground Tenant desires to market for sale all of its right, title and interest in the Lease and, in connection with such marketing, has requested that the Landlord enter into this amendment of the Lease; and

NOW, THEREFORE, in consideration of the foregoing recitals, the obligations, rights and benefits contained herein, and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, Landlord and Ground Tenant (collectively, the “Parties”) hereby agree as follows:

1.          Side Letter re: Adult Community Day Care and Skilled Nursing. Landlord and Tenant acknowledge and agree that the undertakings set forth in Paragraph 4(p) of the Lease have been satisfied and that said Paragraph 4(p) is hereby deleted from the Lease.

2.          Assignments and Transfers. The Lease is hereby amended by adding the following as a new sentence at the end of the fourth full paragraph of Paragraph 12 of the Lease:

“Notwithstanding anything herein to the contrary contained in this Amended Ground Lease, the Ground Tenant shall be permitted, without the Landlord’s prior written consent, to: (i) mortgage, collaterally assign, or grant security interests in its leasehold estate and other interests in the Property and this Amended Ground Lease pursuant to Paragraph 23 hereof and (ii) to enter into leases, subleases, and occupancy agreements with commercial tenants or service providers for less than 500 square feet of space or with tenants or occupants of any residential units.”

3.          Condemnation. If title to, or the permanent or temporary use of, all or a part of the Property is taken under the exercise of the power of eminent domain to such extent that in the Ground Tenant’s reasonable determination, (i) the Property and the improvements thereon cannot reasonably be expected to be restored, within a period of six months from the commencement of restoration, to a condition of usefulness comparable to that existing prior to the taking, or (ii) as a result of the taking, normal use and operation of the Project is reasonably expected to be prevented for a period of six consecutive months or more, then, within 90 days following the date of entry of a final order in any eminent domain proceeding, the Ground Tenant may elect to terminate this Amended Ground Lease by giving at least 30 days written notice to Landlord. In the event of such termination, the net proceeds or award of such eminent domain shall be applied as follows: first, to payment of the outstanding principal balance, unpaid interest and other amounts due under any Leasehold Mortgages; second, to reimburse the Ground Tenant in an amount equal to the Ground Tenant's unamortized cost of acquiring, constructing, installing and/or equipping any buildings and other improvements on the Property; and the balance to the Landlord and Ground Tenant to be apportioned between them based on their respective interests in the Property as encumbered by this Amended Ground Lease. If the Ground Tenant does not elect to terminate this Amended Ground Lease, the net proceeds or award of such eminent domain shall be paid to the Ground Tenant and/or its Leasehold Mortgagee and used to repair and replace the Property and the buildings and other improvements thereon as nearly as practicable to the condition and character thereof existing immediately prior to such taking, with such changes or alterations, however, as the Ground Tenant may reasonably deem necessary for proper operation of the Property.

4.          Skilled Nursing Facility. The parties hereto agree that notwithstanding anything to the contrary contained in Section 13 of the Lease regarding the footprint for any skilled nursing facility, the location of such footprint and the portion of Ground Tenant’s leasehold interest that may be taken back by Landlord shall be located in and limited to the area designated as “Possible Future Skilled Nursing Facility” on the map attached hereto as Exhibit A and made a part hereof. If Ground Tenant does not exercise its right to develop such skilled nursing facility, the following costs incurred by Ground Tenant and necessitated by the development, construction or operation of such skilled nursing facility shall be paid for or reimbursed by Landlord and the developer and operator of such facility: (a) architectural, engineering, construction and legal services or work; (b) utilities, access, parking, landscaping, or other site work; and (c) redevelopment, replacement and reconstruction of any buildings, improvements or appurtenances used or owned by Ground Tenant and located within the footprint of such skilled nursing facility or affected by its development, construction or operation.

5.          Leasehold Mortgages. The Lease is hereby amended by adding the following as a new Paragraph 23 of the Lease:

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“23.        Leasehold Mortgages.

Ground Tenant shall have the right to mortgage any or all of its interest in this Amended Ground Lease. If Ground Tenant shall mortgage its leasehold interest hereunder pursuant to any leasehold mortgage or similar security instrument (each, a “Leasehold Mortgage”), and if the holder of any such Leasehold Mortgage (together with its successors and/or assigns, a “Leasehold Mortgagee”) shall forward written notice setting forth the name and address of said Leasehold Mortgagee, then, until the time that said mortgage has been irrevocably satisfied:

(a)          This Lease shall not be amended, amended, modified, subordinated, cancelled, or surrendered without the prior written consent of Leasehold Mortgagee.

(b)          If Landlord shall give any notice, demand, election or other communication (hereafter in this Paragraph (only) collectively referred to as “Notices”, and individually, as a “Notice”) to Ground Tenant hereunder, Landlord shall at the same time give a copy of each such Notice to said Leasehold Mortgagee at the address theretofore designated by said Leasehold Mortgagee. Such copies of Notices shall be given in the same manner and subject to the same terms and conditions as other notices given under this Amended and Restated Lease. No Notice given by Landlord to Ground Tenant shall be binding upon or affect said Leasehold Mortgagee unless a copy of said Notice shall be given to said Leasehold Mortgagee pursuant to this Paragraph.

(c)          Until such time as any leasehold mortgage has been irrevocably satisfied in full, Leasehold Mortgagee shall have the right, but not the obligation, to perform any term, covenant, condition or agreement, to exercise any and all of Ground Tenant’s rights under this Amended Ground Lease (specifically including, but not limited to, the option to extend the term as provided for in this Amended and Restated Lease), and to remedy any default by Ground Tenant hereunder. Landlord shall accept such performance by said Leasehold Mortgagee with the same force and effect as if performed, exercised and/or remedied by Ground Tenant.

(d)          In case of a default by Ground Tenant in the performance or observance of any term, covenant, condition or agreement on Ground Tenant’s part to be performed under this Amended and Restated Lease, then Landlord shall not serve a notice of election to terminate this Amended and Restated Lease pursuant to this Amended and Restated Lease, or otherwise terminate the leasehold estate of Ground Tenant hereunder by reason of such default, if and so long as:

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(i)          in the case of a default in the payment of basic rent, said Leasehold Mortgagee shall make such payment, together with any late fee or penalty, if any (collectively, the “Rent”) within thirty (30) days after written notice thereof by Landlord;

(ii)         in the case of a default which can be practicably cured by said Leasehold Mortgagee without taking possession of the Property, said Leasehold Mortgagee shall cure such default within ninety (90) days after written notice thereof by Landlord or if such default is not reasonably susceptible of being cured within such ninety (90) day period, such longer period of time as is necessary to cure such default so long as Leasehold Mortgagee has commenced and is diligently pursuing said cure;

(iii)        in the case of a default which cannot practicably be cured by said Leasehold Mortgagee without taking possession of the Property, said Leasehold Mortgagee shall proceed diligently to obtain possession of the Property as mortgagee (including possession by a receiver), and, upon obtaining such possession, shall proceed diligently to cure such default; and

(iv)        in the case of default which is not susceptible of being cured by said Leasehold Mortgagee, said Leasehold Mortgagee shall institute foreclosure proceedings and diligently prosecute the same to completion (unless in the meantime said Leasehold Mortgagee shall acquire Ground Tenant’s estate hereunder, either in its own name or through a nominee, by assignment in lieu of foreclosure).

Notwithstanding anything to the contrary contained herein, Leasehold Mortgagee shall not be required to continue to proceed to obtain possession, or to continue in possession as mortgagee, of the Property pursuant to Paragraph 23(d)(iii) above, or to continue to prosecute foreclosure proceedings pursuant to Paragraph 23(d)(iv) above, if and when such default shall be cured. If said Leasehold Mortgagee, or its nominee, or a purchaser at a foreclosure sale, shall acquire title to Ground Tenant’s leasehold estate hereunder, and shall cure all defaults of Ground Tenant hereunder which are susceptible of being cured by said Leasehold Mortgagee, or by said purchaser, as the case may be, then the defaults of any prior holder of Ground Tenant’s leasehold estate hereunder which are not susceptible of being cured by said Leasehold Mortgagee (or by said purchaser) shall no longer be deemed to be defaults hereunder. Leasehold Mortgagee shall have no liability under this Amended Ground Lease unless it forecloses and actually operates the Property after such foreclosure or assignment in lieu of foreclosure.

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(e)          If Ground Tenant shall reject or disaffirm this Amended and Restated Lease pursuant to any bankruptcy law, Landlord shall give to Leasehold Mortgagee written notice of such rejection or disaffirmance, together with a statement of all Rent then due and payable by Ground Tenant under this Amended and Restated Lease (without giving effect to any acceleration of the due date of any such payment of Rent), and of all other defaults under this Amended and Restated Lease. Leasehold Mortgagee shall have the right (but not the obligation), to give to Landlord within thirty (30) days after receipt by such Leasehold Mortgagee of such notice from Landlord, a notice that such Leasehold Mortgagee elects to (a) assume this Amended and Restated Lease, and (b) cure all then-existing outstanding balance of Rent concurrently with such assumption of all non-monetary defaults (except for defaults of the type specified in Section 365(b)(2) of the Bankruptcy Code or which are impossible for Leasehold Mortgagee to cure) with reasonable diligence. In the event of such election, (i) Ground Tenant’s rejection or disaffirmance of this Amended and Restated Lease shall not constitute a termination of this Amended and Restated Lease, (ii) Ground Tenant and such Leasehold Mortgagee’s interest in the Facility shall remain in effect (except to the extent Ground Tenant’s interest therein shall have terminated or been transferred in connection with any enforcement of any Leasehold Mortgage) and shall not be terminated or subjected to any divestiture or defeasance as a result of such rejection or disaffirmance, (iii) such Leasehold Mortgagee may assume the obligations of Ground Tenant without any instrument of assignment or transfer from Ground Tenant, (iv) such Leasehold Mortgagee’s rights under this Amended and Restated Lease shall be free and clear of all rights, claims and encumbrances of or in respect of Ground Tenant, (v) such Leasehold Mortgagee shall consummate the assumption of this Amended and Restated Lease and the payment of the amounts payable by it to Landlord as provided above at a closing to be held at the office of such Leasehold Mortgagee on the thirtieth (30th) business day after such Leasehold Mortgagee shall have given to Landlord the notice hereinabove provided for, and (vi) upon an assignment of this Amended and Restated Lease by such Leasehold Mortgagee, such Leasehold Mortgagee shall be relieved of all obligations and liabilities arising from and after the date of such assignment.

(f)          If Landlord (whether as debtor in possession or otherwise) or any trustee of Landlord shall reject or disaffirm this Amended and Restated Lease pursuant to the Bankruptcy Code, (i) Ground Tenant, without further act or deed, shall be deemed to have elected to remain in possession of the Property for the balance of the term hereof (including any extension or renewal terms) (unless Leasehold Mortgagee shall otherwise consent in writing), and (ii) this Amended and Restated Lease shall not be terminated, or be deemed to have terminated, unless Ground Tenant (with the written consent of Leasehold Mortgagee) shall elect to treat this Amended and Restated Lease as terminated under Section 365 of the Bankruptcy Code. Any exercise or attempted exercise by Ground Tenant of any right to treat this Amended and Restated Lease as terminated after any rejection or disaffirmance of this Amended and Restated Lease by Landlord (whether as debtor in possession or otherwise) or any trustee of Landlord shall be void unless consented to in writing by Leasehold Mortgagee. In the absence of such election with such consent, this Amended and Restated Lease shall not be treated as terminated under any provision of the Bankruptcy Code, and this Amended and Restated Lease shall continue in full force and effect in accordance with its terms (except that Ground Tenant shall have the rights conferred under Section 365 of the Bankruptcy Code), and the rights of any Leasehold Mortgagee shall not be affected or impaired by such rejection or disaffirmance.

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(g)          If this Amended and Restated Lease shall terminate pursuant to the terms hereof, or shall otherwise terminate by reason of a default of Ground Tenant hereunder, and if within thirty (30) days after such termination said Leasehold Mortgagee, by written notice to Landlord, shall request Landlord to enter into a new lease pursuant to this Paragraph, then Landlord shall enter into a new lease of the Property and all improvements thereon with said Leasehold Mortgagee (or its nominee which is approved by Landlord), within thirty (30) days after the giving of said written notice by said Leasehold Mortgagee, if said Leasehold Mortgagee shall comply with the following provisions of this Paragraph. Leasehold Mortgagee shall agree to cure all of the defaults of the Ground Tenant under this Amended and Restated Lease which are susceptible of being cured by said Leasehold Mortgagee. Said new lease shall commence, and rent and all obligations of the Ground Tenant under the new lease shall accrue, as of the date of termination of this Amended and Restated Lease. The term of said new lease shall continue for the period which would have constituted the remainder of the term of this Amended and Restated Lease had this Amended and Restated Lease not been terminated, and shall be upon all of the terms, covenants, conditions, conditional limitations and agreements contained herein which were in force and effect on the date of termination of this Amended and Restated Lease, but excluding such terms, covenants, agreements and conditions which have been fully performed prior to that time or which are not reasonably susceptible to being kept, observed or performed by such Leasehold Mortgagee or which are otherwise inapplicable. Said new lease, and this covenant, shall be superior to all rights, liens and interests intervening between the date of this Amended and Restated Lease and the granting of said new lease, and shall be free of any and all rights of Ground Tenant hereunder. The provisions of the immediately preceding sentence shall be self-executing, and Landlord shall have no obligation to do anything, other than to execute said new lease as herein provided, to assure to said Leasehold Mortgagee or to the Ground Tenant under the new lease good title to the leasehold estate granted thereby. Each subtenant of space in the Property, if any, whose sublease was in force and effect immediately prior to the delivery of said new lease shall attorn to the Ground Tenant under the new lease, unless said Ground Tenant shall, at its option, elect to dispossess said subtenant or otherwise terminate the sublease held by said subtenant. Each subtenant who hereafter subleases space within the Property shall be deemed to have agreed to the provisions of this paragraph. The foregoing shall not be deemed to obligate Landlord to keep any sublease in force and effect after the termination of this Amended and Restated Lease, nor shall Landlord have any obligation to terminate any sublease simultaneously with the termination of this Amended and Restated Lease. Said Leasehold Mortgagee shall, simultaneously with the delivery of the new lease by Landlord, pay to Landlord all Rent due under this Amended and Restated Lease on the date of termination of this Amended and Restated Lease and then remaining unpaid. Simultaneously therewith, Landlord shall pay or credit to said Leasehold Mortgagee any rentals, less costs and expenses of collection, received by Landlord between the date of termination of this Amended and Restated Lease and the date of execution of said new lease, from subtenants or other occupants of the Property, if any, which shall not theretofore have been applied by Landlord towards the payment of rent or any other sum of money payable by Ground Tenant hereunder or towards the cost of operating the Property and all buildings and improvements thereon or performing the obligations of Ground Tenant hereunder.

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(h)          Except as provided in the foregoing Paragraph 23(g) no mortgage now or hereafter a lien upon this Amended and Restated Lease shall extend to or affect in any manner whatsoever the reversionary interest and estate of Landlord in and to the Property or in any manner attach to or affect the Property from and after any expiration or termination of this Amended and Restated Lease.

(i)          Notwithstanding anything to the contrary contained herein, in the event of any foreclosure proceeding or deed-in-lieu of foreclosure transaction: (A) Landlord’s consent shall not be required for the sale, purchase, conveyance, transfer or acquisition of the Property or any interest in this Amended Ground Lease pursuant to any such proceeding or transaction; (B) Leasehold Mortgagee, or any other party who purchases or acquires the Property or any interest in this Amended Ground Lease in such proceeding or transaction shall not be obligated to pay to Landlord the fee specified in Paragraph 12 hereof and payment of such fee is hereby waived by Landlord; and (C) the ROFR set forth in Paragraph 12 hereof shall not apply to such proceeding or transaction and is hereby waived by Landlord.

(j)          There shall be no merger of Ground Tenant’s leasehold estate under this Amended and Restated Lease with the fee estate in the Property by reason of the fact that Ground Tenant’s leasehold estate may be held directly or indirectly by or for the account of any person who shall also hold directly or indirectly the fee estate, or any interest in such fee estate, no shall there be any such merger by reason of the fact that all or any part of Ground Tenant’s leasehold estate may be conveyed or mortgaged to a Leasehold Mortgagee who shall also hold directly or indirectly the fee estate, or any part thereof, in the Property or any interest of Landlord under this Amended and Restated Lease.

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(k)          Landlord waives and relinquishes any landlord’s lien, all rights of levy, distress or distraint and all claims and demands of every kind against any of the Ground Tenant’s property now or hereafter located at the Property, including, without limitation, Ground Tenant’s present and future inventory, equipment and all tangible property now owned or hereafter acquired by the Ground Tenant (collectively, the “Goods”, which term, as used herein, shall not include any property owned by the Landlord or required to support the structure of, or to heat or cool as a whole, the building located on the Property or which would cause material structural damage or constitute a material adverse alteration to the structure of the Property if removed). Without limiting the foregoing provisions of this Paragraph, Leasehold Mortgagee or its receiver or any officer or other representative of Leasehold Mortgagee, may, at its option, from time to time enter the Property for the purpose of inspecting, possessing, removing, selling (by way of public or private auction), advertising for sale or otherwise dealing with the Goods, and such license shall be irrevocable and shall continue from the date the Leasehold Mortgagee enters the Property for as long as it deems necessary but not to exceed a period of ninety (90) days after the receipt by the Leasehold Mortgagee of written notice by the Landlord directing removal of the Goods.

(l)          Landlord hereby represents and warrants that there are no fee mortgages encumbering the Property as of the date hereof. Landlord shall not grant any fee mortgage after the date hereof unless and until the Landlord’s mortgagee shall have entered into a satisfactory non-disturbance agreement with Leasehold Mortgagee providing, among other things, that the Landlord’s mortgagee shall not take any action to terminate this Amended Ground Lease as a result of a default thereunder unless and until Leasehold Mortgagee shall have first been given notice and opportunity to cure such default as is required herein.

(m)          In the case of any casualty or similar event, any proceeds from the policies of insurance maintained by Ground Tenant or otherwise for the benefit of said Leasehold Mortgagee shall be applied to pay the costs of repair and restoration resulting from such casualty or similar event, provided that any and all conditions contained in the Leasehold Mortgage and the loan documents related thereto regarding the disposition of insurance proceeds have been satisfied; otherwise, such insurance proceeds shall be applied and used as provided for in the Leasehold Mortgage and the loan documents related thereto. In the case of any condemnation, any awards for a total taking received by Ground Tenant shall be paid to the Leasehold Mortgagee and any awards for a partial taking shall be payable to the Leasehold Mortgagee or an insurance trustee for restoration with the excess, if any, to be payable to the Leasehold Mortgagee, provided that any and all conditions contained in the Leasehold Mortgage and the loan documents related thereto regarding the disposition of condemnation awards have been satisfied; otherwise, such condemnation awards shall be applied and used as provided for in the Leasehold Mortgage and the loan documents related thereto.

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(n)          Leasehold Mortgagee shall be named as an additional insured on each and every hazard-type insurance policy required hereunder.

(o)          Landlord and Ground Tenant will from time to time upon not less than twenty (20) days’ prior written request deliver an estoppel certificate in favor of the other party to this Amended Ground Lease or any proposed mortgagee or purchaser certifying (i) whether this Amended Ground Lease is in full force and effect, (ii) whether this Amended Ground Lease has been modified or amended and, if so, describing any such modification or amendment, (iii) the date to which rent and other charges have been paid and the amounts and due dates of the remaining installments of rent due under the Lease, (iv) whether the party furnishing such certificate knows of any default on the part of the other party or has any claim against such party and, if so, specifying the nature of such default or claim, (v) if applicable, Landlord’s receipt of the name and address of any Leasehold Mortgagee and that the terms and conditions of this Agreement shall exist for the benefit of said Leasehold Mortgagee, and (v) any other matters reasonably requested concerning the Lease.”

6.            Condominium.

(a)          Subparagraph d. of Paragraph 4 of the Lease is hereby deleted and replaced with the following: “d. Intentionally Omitted.”

(b)          The Lease is hereby amended by adding the following as a new Paragraph 24 of the Lease:

“24.        Condominimum. Ground Tenant shall have the right to adopt one or more condominium, co-operative, tenancy in common, or other similar forms of multiple owner ownership of the Facility or units therein and to market, sell or lease parts of the Facility or units therein or other rights; provided, however, that in each case: (a) this Amended Ground Lease shall be superior to any such condominiums, co-operatives, tenancies in common, and other forms of ownership, which shall remain subject and subordinate to the terms and conditions of this Amended Ground Lease; (b) Ground Tenant shall be liable for the payment of any remaining amounts due to “EF Current Residents” to the extent required under Section 4.7 of the Liquidating Trust Agreement dated as of December __, 2009 entered in the Chapter 11 Case No. 08-18026-WCH of the U.S. Bankruptcy Court for the District of Massachusetts as a result of re-sales of the residential units of such “EF Current Residents”; and (c) any and all documents and actions executed and taken by Ground Tenant in connection with such condominiums, co-operatives, tenancies in common, and other forms of ownership shall be done in compliance with all applicable statutes, regulations, and other legal requirements.”

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7.          On or after the date hereof, each reference in the Lease to this “Lease”, “this Amended and Restated Lease”, “hereunder”, “herein”, “hereof” or words of similar meaning shall mean and be a reference to the Lease as amended hereby.

8.          Except as specifically set forth herein, the Lease shall remain in full force and effect and is hereby ratified and confirmed.

9.          If any term or provision of this Agreement is to any extent held invalid or unenforceable, the remaining terms of this Agreement will not be affected thereby, but each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the successors and assigns of each party hereto.

[Remainder of this page intentionally left blank; Signature Page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment of the Lease on and as of the date first above set forth.

LANDLORD:

TOWN OF NANTUCKET

By its Board of Selectmen

GROUND TENANT:

NANTUCKET ACQUISITION, LLC, a Delaware limited liability company

By:	Cornerstone Ventures, Inc., a California corporation, its ________________

By:
Name:
Title:

Exhibit G-1

Exhibit H

Title Matters

1.	Rights of residents under Residency Agreements.

2.	Liens for taxes and municipal charges not yet due and payable as of the Closing Date.

3.	Terms and provisions of that certain Amended and Restated Lease, dated December 9, 2009, among the Town of Nantucket, as Landlord, Sherburne Commons, Inc. and Nantucket Acquisition LLC, as Ground Tenant, Notice of which is recorded with said Deeds, Book 1213, Page 226.

4.	Terms and provisions of an Order of Taking for Sewer Easement to the Town of Nantucket dated August 12, 1981, recorded in Book 185, Page 6.

5.	Terms and provisions of a License Agreement between Sherburne Commons, Inc., and Nantucket Electric Company, dated August 4, 2006 and recorded in Book 1036, Page 168.

6.	Terms and provisions of a License Agreement between Sherburne Commons, Inc., and Verizon New England, Inc., dated October 10, 2006 and recorded in Book 1049, Page 281.

7.	Terms and provisions of an Order Confirming First Amended Plan of Liquidation filed November 30, 2009 with the United States Bankruptcy Court District of Massachusetts as Case 08-18026 recorded on December 28, 2009 in Book 1213, page 163.

8.	Order of Conditions (SE48-1643) dated August 8, 2003 and recorded at Book 870, Page 43.

Exhibit H-1

Exhibit I

List of Environmental Reports

None

Exhibit I-1

Exhibit J

Notice Addresses

(a)	Seller:	With a copy to:

	Nantucket Acquisition LLC	Jennifer R. Berland, Esq.
	c/o Cornerstone	425 Market St., 26th Floor
	1920 Main St, Suite 400,	San Francisco, CA 90275
	Irvine, California 92614	Phone: 415-995-5837
	Attention: Kent Eikanas	Fax: 415-995-3409
	Facsimile: (949) 852-2729	Email: JBerland@hansonbridgett.com
E-Mail: KEikanas@crefunds.com

(b)	Buyer:	With a copy to:
Northbridge Communities, LLC
	15 Third Avenue	Frank A. Appicelli, Esq.
	Burlington, MA 01803	Bingham McCutchen LLP
	Attn: James C. Coughlin, Managing Member	One State Street, Hartford, CT 06103
	Phone: (781) 238-4851	Phone: 860-240-2984
	Fax: (781) 272-0846	Fax: 860-240-2540
	Email: jcoughlin@northbridgecos.com	Email: frank.appicelli@bingham.com

(c)	Escrow Agent and Title Company:
Commonwealth Land Title Insurance Company
265 Franklin Street, 8th Floor
Boston, MA 02110
Attn: Robert Capozzi
Phone: (617) 619-4810
Fax: (617) 851-8294
Email: Robert.Capozzi@fnf.com

Exhibit J-1